EXHIBIT 5.1

McGuire, Craddock & Strother, P.C.

Attorneys And Counselors

2501 N. Harwood

Suite 1800

Dallas, Texas 75201

Telephone (214) 954-6800

Telecopier (214) 954-6868

August 19, 2019

Hallmark Financial Services, Inc.

5420 Lyndon B. Johnson Freeway

Suite 1100

Dallas, Texas 75240

Re:	Hallmark Financial Services, Inc. 6.25% Senior Unsecured Notes due 2029 in the aggregate principal amount of $50,000,000

Gentlemen:

We have acted as counsel to Hallmark Financial Services, Inc., a Nevada corporation (the “Company”), in connection with (a) its Registration Statement on Form S-3 (File No. 333-231502) filed with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and declared effective on June 3, 2019 (the “Registration Statement”) relating to the offering and sale, from time to time as set forth in the Registration Statement and one or more supplements to the prospectus contained therein, of up to $150,000,000 of the Company’s (i) common stock, par value $0.18 per share, (ii) debt securities, (iii) warrants, (iv) stock purchase contracts, and/or (v) stock purchase units; and (b) the authorization and issuance by the Company of $50,000,000 aggregate principal amount of the Company’s 6.25% Senior Unsecured Notes due 2029 (the “Notes”) under an Indenture and a First Supplemental Indenture, each dated as of August 19, 2019 (collectively, the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). This letter is being delivered to you pursuant to the requirements of Item 601(b)(5) of Regulation S-K.

In connection with this opinion, we have relied as to matters of fact, without investigation, upon certificates of public officials. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such instruments, documents and records as we have deemed relevant and necessary to examine for the purpose of this opinion, including (i) the Registration Statement, (ii) the prospectus supplement dated August 12, 2019, in the form filed with the SEC under Rule 424(b)(2), relating to the offer and sale of the Notes, (iii) the Underwriting Agreement (herein so called) dated August 12, 2019, between the Company and Raymond James & Associates, Inc. providing for the issuance and sale of the Notes, (iv) the Indenture, including the form of the Notes included therein, (v) the Company’s Articles of Incorporation, as amended and currently in effect, (vi) the Company’s Amended and Restated Bylaws, as currently in effect, and (vii) relevant records of proceedings and actions of the Company’s Board of Directors.

Hallmark Financial Services, Inc.

August 19, 2019

In connection with this opinion, we have assumed at all applicable times the legal capacity of all natural persons, the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the due authority of the parties signing such documents, the authenticity of the documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies. In making our examination of documents executed or to be executed by parties, we have assumed that such parties were in existence and had the power, corporate or otherwise, to enter into and perform all obligations thereunder. We have further assumed due authorization of such documents by all requisite action, corporate or otherwise, and execution and delivery by such parties of such documents, and the validity and binding effect thereof.

Our opinions set forth below are subject to (i) the effects of bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting the rights and remedies of creditors generally (including, without limitation, the effect of statutory and other laws regarding fraudulent conveyances, fraudulent transfers and preferential transfers), (ii) the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability, and materiality (regardless of whether the enforceability of the Notes is considered in a proceeding at law or in equity), (iii) the possible unenforceability of indemnity and contribution provisions, (iv) the effect and possible unenforceability of choice of law provisions, (v) the possible unenforceability of provisions purporting to waive rights or defenses where such waiver is against public policy, (vi) the possible unenforceability of provisions purporting to exonerate any party for negligence or malfeasance, or to negate any remedy of any party for fraud, (vii) the possible unenforceability of forum selection clauses, (viii) the possible unenforceability of provisions permitting modification of an agreement only in writing, and (ix) the effect of laws requiring mitigation of damages.

On the basis of the foregoing and the other matters set forth herein, we hereby are of the opinion that:

1.          The Indenture has been duly authorized, executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

Hallmark Financial Services, Inc.

August 19, 2019

2.          The Notes have been duly authorized by the Company and (assuming due authentication thereof by the Trustee in accordance with the provisions of the Indenture), when executed and delivered pursuant to the Underwriting Agreement for the consideration provided therein, will have been duly executed, issued and delivered by the Company and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms

Our opinions expressed above are limited to the Private Corporations Law of the State of Nevada and the laws of the State of Texas, and we do not express any opinion herein concerning any other law.  This opinion is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to our firm under the caption “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required by the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

MCGUIRE, CRADDOCK & STROTHER, P.C.

/s/ McGuire, Craddock & Strother, P.C.